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                                                                    EXHIBIT 3.17

                                     BYLAWS

                                       OF

                            T.O. HAAS TIRE CO., INC.

                                   Article I

                            Meetings of Stockholders

         1. Annual Meeting. The annual meeting of the stockholders for the election of directors and the transaction of such other business as may come before the meeting shall be held each year on the 3rd Tuesday in May at 10:00 A.M. unless a different hour is specified in the notice or waiver of notice.

         2. Special Meetings. A special meeting of the stockholders may be called at any time by the President or Vice President or by the holders of a majority of the shares of stock then issued and outstanding.

         3. Place of Meetings. All meetings shall be held at the corporation's principal office, in Lincoln, Nebraska unless a different place is specified in the notice or waiver of notice.

         4. Notice of Meetings. Written notice of the time and place shall be mailed to each stockholder at least five days before such meeting. Written notice of the time and place of a special meeting, and of the purpose for which the meeting is called, shall be mailed to each stockholder at least five days before any such meeting. No notice shall be required as to any stockholder who signs a written waiver of notice of the meeting.

         5. Quorum. The presence at any regular or special meeting, in person or by proxy, of the holders of record of a majority of the shares of stock then issued and outstanding shall constitute a quorum for the transaction of business. If a quorum is not present, the stockholders who are present may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting as originally called.


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         6.       Voting.  All matters shall be decided by a majority of the shares present and voting at any meeting, unless otherwise provided by statute or by the Articles of Incorporation. Corporate stockholders shall be represented by either its President or Vice President.

                                   Article II

                               Board of Directors

         1. General Powers. The business of the corporation shall be managed by the Board of Directors and the officers, but all matters of policy shall be determined by the Board of Directors.

         2. Number. There shall be at least 3 and not more than 9 directors.

         3. Election. The first Board of Directors shall be appointed by the incorporator to serve until the first special or annual meeting of the stockholders and until their successors are elected and qualified. Thereafter, the stockholders shall elect directors to serve until the next annual meeting and until their successors are elected and qualified. Directors need not be stockholders. In the event more than 3 directors shall be elected, then, the terms of all non-shareholder directors shall be staggered. In such event, the term of any 3 directors shall not end in the same year, and each such director shall serve a minimum term of two years, provided, however, that at the time of the first election of such directors, an original term of one year may be set by vote of the shareholders for any such directors. Compensation of non-shareholder directors shall be determined by the Board of Directors.

         4. Resignations and Vacancies. The stockholders or the Board of Directors may accept the resignation of a director before his term has expired. Vacancies in the Board of Directors shall be filled by the stockholders in accordance with the provisions of Article II, Section 3, or by the remaining directors.


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         5.       Advisory Board.  The Board of Directors may, at its
discretion, appoint an Advisory Board to be composed of such individuals as the Board of Directors decides. The Advisory Board shall have no voting authority or power, shall be advisory only, and shall attend such Board of Directors meetings as requested by the President of the Corporation or the Chairman of the Board of Directors.

                                  Article III

                             Meetings of Directors

         1. Annual Meeting. The annual meeting of the Board of Directors for the election of officers and transaction of such other business as may come before the meeting shall be held immediately following the adjournment of the annual meeting of stockholders and at the same location.

         2. Special Meetings. Special meetings of the Board of Directors may be held at any time and place on call of the President or Vice-President or any director. Reasonable notice of the time and place thereof shall be given orally or in writing to the director, unless such notice is waived by him in writing.

         3. Quorum. A majority of the directors shall constitute a quorum at any meeting and any action by the Board of Directors shall require the affirmative vote of a majority of those present. In the absence of a quorum, the director or directors present may adjourn the meeting from time to time until a quorum is present.

                                   Article IV

                                    Officers

         1. Officers. The corporation shall have a President, a Vice President, a Secretary and a Treasurer and such other officers as may be determined from time to time by the Board of Directors, and the same person may hold two or more of said offices, except that the President may not also hold the office of Vice President.


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         2.       Election.  Officers shall be elected annually and shall serve until their successors are elected and qualified. Officers need not be directors or stockholders.

         3. Removal. The Board of Directors may, at a meeting called for that purpose, remove any officer.

         4. Resignations and Vacancies. The Board of Directors may accept the resignation of an officer. A vacancy in any office may be filled by the Board of Directors.

         5. Executive Committee. The Board of Directors may convene an Executive Committee to be composed of such officers or key employees of the Corporation or any of its affiliate or parent Corporations as the Board deems advisable. The Executive Committee shall have the powers and duties delegated and prescribed to it by the Board of Directors. The Executive Committee shall meet regularly at such times and such places as it shall decide.

                                    Article V

                        Duties and Salaries of Officers

         1. President. The President shall be the chief executive officer of the corporation. He shall preside at all meetings of the stockholders and the directors; shall see that all orders and resolutions of the Board of Directors are carried into effect; and shall execute bonds, notes, deeds, mortgages, contracts and other instruments for the corporation.

         2. Vice President. In the absence of the President, or in the event of his inability to act as such, the Vice President may perform the duties of the President. He shall assist the President and shall perform such duties as are assigned to him by the Board of Directors.

         3. Secretary. The Secretary shall issue necessary notices of meetings, shall keep the minutes, shall have charge of the seal, and shall sign such instruments as require his signature, and shall perform all duties incident to his office or that are properly required of him by the Board of Directors.


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         4.       Treasurer.  The Treasurer shall see that the books of account are kept and are balanced each month, and that such financial statements or reports are prepared as the Board of Directors may require.

         5. Salaries. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

                                   Article VI

                                 Capital Stock

         1. Certificates. Certificates of stock shall be issued to holders of fully paid stock in numerical order from the stock certificate book, and shall be signed by the President and by the Secretary and impressed with the corporate seal. A record of each certificate issued shall be kept on a stub thereof.

         2. Transfer. Transfers of stock shall be made only upon the books of the company; and before a new certificate is issued, the old certificate must be surrendered for cancellation.

         3. Restricted Sale on Assignment. The sale and transfer of stock in the corporation by the original stockholders may be restricted, and by acceptance of the original stock certificates, each stockholder may agree that his stock cannot be sold or transferred to any third party without first being offered for sale to the corporation at a price to be agreed upon by separate written agreement, or if none, by the corporation and stockholders annually. Each certificate of stock shall then contain the following or substantially similar language: "Transfer of this certificate and the stock represented thereby is restricted in accordance with the records of the corporation."

                                  Article VII

                                   Dividends

         The Board of Directors may, subject to the laws and statutes of Nebraska and the Articles of Incorporation, declare dividends on the capital stock of the corporation.

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Dividends may be paid in cash, in property, or in shares of the capital stock of the corporation at par.

                                  Article VIII

                                   Amendments

         These Bylaws may be amended or repealed at any meeting of the Board of Directors.

                                  CERTIFICATE

         I hereby certify that the foregoing are the Bylaws duly approved and adopted at the meeting of March 10, 1983 of the aforesaid corporation.

         DATED this 10th day of March, 1983.


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                                                       Assistant